Exhibit 5.1
                         June 8, 2001


COMTEX News Network, Inc.
4900 Seminary Road, Suite 600
Alexandria, Virginia 22311

     Re:       Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel for COMTEX News Network, Inc., a New York corporation (the "Company"), in connection with the registration of 501,935 shares (the "Shares") of the Company's common stock, par value $.01 per share, under the Company's 1995 Stock Option Plan (the "Plan") pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement").

     We have examined such documents and instruments as we determined to be necessary in order to render our opinion.

     Based upon the foregoing and subject to the following limitations, and assuming that the exercise price per Share will be equal to or exceed the par value of such Share, we are of the opinion that, upon issuance and delivery in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

     The foregoing opinion is, with your concurrence, predicated and qualified by the following:

     a.   The foregoing opinion is based upon and limited to New
          York Business Corporation Law, and we render no opinion with respect to any other laws or the laws of any other jurisdiction.

     b. Our opinion letter is based upon and limited to laws and regulations as in effect on the date of this letter. We assume no obligation to update the opinion set forth herein.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                              Very truly yours,
                              /s/ SHAW PITTMAN
                              SHAW PITTMAN